CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-2 of the NexPoint Healthcare Opportunities Fund (“the Fund”), and to the use of our report dated May 7, 2018 on the Fund’s financial statements as of March 22, 2018. Such financial statements appear in the Fund’s Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

May 7, 2018